Exhibit 23.6

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Liberty Global, Inc. of our report dated February 25, 2005, with respect to the consolidated financial statements of Cordillera Comunicaciones Holding Limitada and subsidiaries as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 included in Annual Report on Form 10-K/A (Amendment No. 3) of Liberty Media International, Inc. for the year ended December 31, 2004 filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in this registration statement.

ERNST & YOUNG LTDA.
Santiago, Chile
June 16, 2005